FINANCIAL CONTACT: JUSTIN STRICKLAND  803-223-6410

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Reports Results for First Quarter of 2011

Greenville, SC, April 26, 2011 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the first quarter of 2011 was $537 thousand compared to $18 thousand for the first quarter of 2010.  After dividends paid to the US Treasury on our preferred stock, net income available to the common shareholders was $208 thousand as compared to a net loss available to the common shareholders for the first quarter of 2010 of $322 thousand.

First Quarter 2011 Highlights

•         First Quarter earnings improved to $537 thousand from $18 thousand in prior year

•         Nonperforming assets improved to 1.95% from 2.21% in prior year

•         Total retail deposits increased $36 million representing a 32% annualized growth rate

•         Number of new core transaction accounts increased at a 19% annualized growth rate

•         Net interest margin increased to 3.18%, a 35 basis point increase over the 1st quarter of 2010

“We are pleased to announce our company’s performance for the first quarter of 2011.  Building on the momentum from 2010, we have continued to increase our quarterly earnings, lower our nonperforming assets, grow our core deposit accounts and improve our margin,” stated Art Seaver, the company’s CEO.  “The company’s first quarter earnings represented the strongest quarterly earnings performance in two years and is a result of the continued hard work by our talented bank team. Reducing our credit costs continues to be a major focus and we are pleased that our hard work has resulted in three consecutive quarters of improving nonperforming assets.”

	Quarter Ended
	March 31,		December 31,
	2011	2010	2010
Asset Quality Ratios:
Nonperforming assets as a % of total assets	1.95%	2.21%	2.03%
Net charge-offs as a % of average loans (annualized)	0.51%	0.86%	0.86%
Allowance for loan losses as a % of total loans	1.45%	1.36%	1.47%
Allowance for loan losses as a % of nonperforming loans	76.56%	61.80%	89.92%
Capital Ratios (1):
Total risk-based capital ratio	13.32%	13.10%	13.41%
Tier 1 risk-based capital ratio	12.06%	11.90%	12.16%
Leverage ratio	9.93%	9.90%	9.82%
Tangible common equity (2)	5.91%	6.04%	6.01%
Earnings ($ in thousands):
Net income	$537	$18	$441
Net income (loss) available to common shareholders	208	(322)	108
Earnings (loss) per common share	0.06	(0.09)	0.03
Other ($ in thousands):
Net interest margin (tax-equivalent)(3)	3.18%	2.83%	3.03%
Total assets	$760,139	$742,768	$736,490
(1) March 31, 2011 ratios are preliminary.
(2) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

Nonperforming assets decreased to $14.8 million or 1.95% of total assets as of March 31, 2011.  Of the $14.8 million in total nonperforming assets, nonperforming loans represent $11.0 million and other real estate owned represents $3.9 million.  The company’s 1.95% nonperforming asset ratio is less than half of the 5.55% average nonperforming asset ratio for all South Carolina banks as reported by fourth quarter 2010 FDIC data. During the first quarter of 2011, the company recorded $723 thousand in net charge-offs, or 0.51% of average loans on an annualized basis. Comparatively, the company’s 0.51% charge-off ratio represents one of the lowest ratios of banks in South Carolina and is well below the 2.05% charge-off average for South Carolina banks as reported in fourth quarter 2010 FDIC data. “While our asset quality trends have seen improvement over the past few quarters, the operating environment remains difficult with high unemployment and a weak real estate market,” added Seaver.

During the first quarter of 2011, the company recorded total credit costs of $1.2 million compared to $1.4 million during the same period in 2010. Of the $1.2 million of credit costs, $725 thousand related to the provision for loan losses and $492 thousand related to losses on the sale of other real estate owned and related activity.  Comparatively, the company recorded a provision for loan losses of $1.4 million and income related to other real estate owned of $16 thousand during the first quarter of 2010.  The company’s reserve for loan losses was $8.4 million, or 1.45%, of loans at March 31, 2011 which provides approximately 77% coverage of non-performing loans.

Total retail deposits increased $86.4 million to $486.1 million at March 31, 2011 compared to March 31, 2010.  The increase in retail funding continued to enable the company to reduce its wholesale funding by over $43 million during the last twelve month period. Brokered deposits now represent only 9.7% of total funding for the bank.  “We are excited about the significant growth in core deposits and new client relationships,” commented Seaver. “Clients continue to respond to our unique ClientFIRST level of service and continue to choose Southern First as their primary bank.” During the first quarter of 2011, the company opened $11.9 million in new transaction accounts and recorded $36.1 million in total retail deposit growth.

Net interest margin for the first quarter of 2011 improved to 3.18% from 3.03% for the fourth quarter of 2010 and from 2.83% for the first quarter of 2010.  Despite the higher levels of liquidity, improved loan yields and lower deposit and borrowing costs have begun to develop a positive trend in the company’s net interest margin. “The improvement in our margin is a direct result of the pricing discipline on both sides of our balance sheet,” noted Seaver. “We believe the margin momentum should continue as we have material re-pricing opportunities on over $77 million in CD’s over the next six months.”

Noninterest income was $64 thousand for the three months ended March 31, 2011 compared to $570 thousand for the same period in 2010.  The $506 thousand decrease is primarily related to increased costs associated with selling and maintaining our other real estate owned.  In addition, our noninterest expenses remained virtually unchanged for the first quarter of 2011 compared to the same period in 2010 due primarily to good expense control.

Shareholders’ equity totaled $59.8 million as of March 31, 2011, a $370 thousand decrease from the same period in 2010. With a tier 1 leverage ratio of 9.93% and total risk based capital ratio of 13.32%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

Total assets were $760.2 million at March 31, 2011, a 2.3% increase over total assets of $742.8 million at March 31, 2010. Total loans were $579.6 million as of March 31, 2011, a slight decrease compared to March 31, 2010.  The modest increase in assets during the twelve months ended March 31, 2011 is primarily a result of an increase in cash of $56.5 million, partially offset by a $33.0 million decrease in investment securities.

The company’s book value per common share was $12.96 as of March 31, 2011, while the closing stock price on that day as reported on The NASDAQ Global Market was $7.99 per share.

Southern First Bancshares, Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended			First Quarter
	March 31,		December 31,	2011-2010
	2011	2010	2010	% Change
Earnings Summary
Interest income	$8,605	$8,857	$8,738	-2.9%
Interest expense	3,204	4,076	3,435	-21.4%
Net interest income	5,401	4,781	5,303	13.0%
Provision for loan losses	725	1,400	635	-48.2%
Noninterest income	64	570	129	-88.8%
Noninterest expense	3,975	4,008	4,175	-0.8%
Income (loss) before provision for income taxes	765	(57)	622	1442.1%
Income tax expense (benefit)	228	(75)	181	404.0%
Net income	537	18	441	2883.3%
Preferred stock dividends	216	216	217	0.0%
Dividend accretion	113	124	116	-8.9%
Net income (loss) available to common shareholders	$208	$(322)	$108	164.6%

Basic weighted average common shares	3,467	3,441	3,457	0.8%
Diluted weighted average common shares	3,547	3,441	3,459	3.2%

Net income (loss) per common share - Basic	$0.06	$(0.09)	$0.03	166.7%
Net income (loss) per common share - Diluted	0.06	(0.09)	0.03	166.7%

				First Quarter
	At March 31,		At December 31,	2011-2010
	2011	2010	2010	% Change
Balance Sheet Highlights
Assets	$760,139	$742,768	$736,490	2.3%
Investment securities	69,185	102,222	72,853	-32.3%
Loans	579,554	583,882	572,392	-0.7%
Allowance for loan losses	8,388	7,937	8,386	5.7%
Noninterest bearing deposits	50,421	36,911	46,815	36.6%
Interest bearing deposits	509,633	480,650	489,481	6.0%
Total deposits	560,054	517,561	536,296	8.2%
Other borrowings	122,700	142,700	122,700	-14.0%
Junior subordinated debentures	13,403	13,403	13,403	0.0%
Shareholders’ equity	59,796	60,166	59,216	-0.6%

Common Stock
Common book value per share	$12.96	$12.97	$12.80	-0.1%
High	8.59	7.36	7.05	16.7%
Low	6.78	5.50	5.45	23.3%
Period end	7.99	7.36	6.78	8.6%

Other
Return on average assets(4)	0.29%	0.01%	0.24%	2800.0%
Return on average equity(4)	3.64%	0.12%	2.89%	2925.0%
Loans to deposits	103.48%	112.81%	106.73%	-8.3%
Efficiency ratio(4)(5)	66.73%	75.35%	69.69%	-11.4%
Team members	106	106	104	0.0%
(4) Annualized based on quarterly earnings.
(5) Noninterest expense divided by the sum of net interest income, excluding real estate activity and gain on sale of investments, and noninterest income.

Southern First Bancshares, Inc.

asset quality measures

 (Unaudited)

(Dollars in thousands, except per share data)

				First Quarter
	At March 31,		At December 31,	2011-2010
	2011	2010	2010	Change
Nonperforming Assets
Loans:
Real Estate	$7,995	$9,707	$7,194	-17.6%
Commercial business	2,955	3,131	2,125	-5.6%
Consumer other	6	5	7	22.7%
Total of nonperforming loans	10,956	12,843	9,326	-14.7%
Other real estate owned	3,873	3,609	5,629	7.3%
Total nonperforming assets	$14,829	$16,452	$14,955	-9.9%

Nonperforming assets to total assets	1.95%	2.21%	2.03%	-11.8%
Nonperforming assets to total loans	2.56%	2.82%	2.61%	-9.2%
Nonperforming loans to total loans	1.89%	2.20%	1.63%	-14.1%

	Three Months Ended			First Quarter
	March 31,		December 31,	2011-2010
	2011	2010	2010	Change
Allowance for Loan Losses
Balance, beginning of period	$8,386	$7,760	$8,411	8.1%
Loans charged-off	(724)	(1,223)	(709)	-40.8%
Recoveries of loans previously charged-off	1	-	49	-0.0%
Net loans (charged-off) recovery	(723)	(1,223)	(660)	-40.9%
Provision for loan losses	725	1,400	635	-48.2%
Balance, end of period	$8,388	$7,937	$8,386	5.7%

Allowance for loan losses to gross loans	1.45%	1.36%	1.47%	6.6%
Allowance for loan losses to nonperforming loans	76.56%	61.80%	89.92%	23.9%
Net charge-offs to average loans (annualized)	0.51%	0.86%	0.45%	-40.7%

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, N.A., the 8th largest bank headquartered in South Carolina; which also does business as Greenville First Bank, N.A. in Greenville County.  Since 1999 Southern First Bancshares has been providing financial services and now operates in 6 locations in the Greenville and Columbia markets of South Carolina.  Southern First Bancshares has assets of approximately $760 million and its stock is traded under the symbol SFST in the NASDAQ Global Market.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.